UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

______________

Date of Report (Date of earliest event reported):  December 7, 2009

Mid Penn Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-13677	25-1666413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Union Street, Millersburg, Pennsylvania	17061
(Address of principal executive offices)	(Zip Code)

(717) 692-2133
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS.

Mid Penn Bank, the wholly-owned subsidiary of Mid Penn Bancorp, Inc. (NASDAQ: MPB), expects to record a provision for loan and lease losses in the range of $4 million to $5 million for the fourth quarter of 2009.  The increased provision will result in a net loss for the quarter and full year ending December 31, 2009.  After giving effect to the provision, Mid Penn Bank will continue to exceed all regulatory capital levels to be considered “well capitalized” at December 31, 2009.

The additional provision to the Allowance for Loan and Lease Losses (the “Reserve”) is primarily due to several credits in our loan portfolio, all of which were originated prior to March 2009.  Due to a current period deterioration in the financial performance of the borrower on these credits, and/or a devaluation in the collateral, we need to prepare for inherent  losses by increasing the Reserve for these credits.  Specifically, one large commercial participation loan has shown exceptional collateral devaluation and contributed greatly to the need to increase the Reserve in this fourth quarter.  While Management believes that the Reserve will accurately reflect the condition of the portfolio at December 31, 2009, future credit deterioration cannot be ruled out.

In response to the large loan and lease loss provision expected to be taken for the fourth quarter of 2009, Management has again increased efforts to curtail discretionary expense spending.  Current expense initiatives involve cuts in marketing, travel and entertainment, salary and benefits, employee retirement contributions, and a delay in new branch office expansion.

Management will continue to take the necessary measures to further strengthen capital and liquidity positions, improve profitability, and maintain shareholder value throughout this difficult economic period.  Notwithstanding the anticipated net loss for 2009, Mid Penn Bank this year has achieved improved market share, with double-digit core deposit growth, and a strengthening net interest margin compared with 2008.  Management believes that these factors, coupled with the actions taken to strengthen the Reserve in the fourth quarter of 2009, position the Bank solidly to generate acceptable core earnings going forward.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this current report may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of future economic conditions on Mid Penn and the Bank's customers;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•
the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
•
the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	technological changes;
•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	acts of war or terrorism;
•	disruption of credit and equity markets; and
•	deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

MID PENN BANCORP, INC.

Date: December 7, 2009	By:	/s/ Rory G. Ritrievi

Title: President and Chief Executive Officer